Filed Pursuant to Rule 424(b)(5)
Registration No. 333-287629

Prospectus Supplement
(To Prospectus dated May 29, 2025)

35,855,647 Shares

Eos Energy Enterprises, Inc.

Common Stock

We are offering 35,855,647 shares of our common stock, par value $0.0001 per share, in a registered direct offering to a limited number of purchasers pursuant to this prospectus supplement and the accompanying prospectus at a price of $12.78 per share, which will be equal to the closing price per share of our common stock as reported by Nasdaq on the date of this prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EOSE”. The last reported sale price of our common stock on November 17, 2025, as reported on Nasdaq, was $13.00 per share of our common stock.

Concurrently with this offering, we are offering 1.75% convertible senior notes due 2031, which we refer to as the convertible notes, in an aggregate principal amount of $525,000,000 (the “Concurrent Offering”), plus up to an additional $75,000,000 aggregate principal amount of convertible notes that the initial purchasers of the concurrent offering have the option to purchase from us for settlement within a 13-day period beginning on, and including, the date on which the convertible notes are first issued. The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. The completion of this offering is contingent on the completion of the Concurrent Offering, but the completion of the Concurrent Offering is not contingent on the completion of this offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the shares of common stock, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering.

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” beginning on page S-4 of this prospectus supplement and under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2024 which has been filed with the Securities and Exchange Commission and is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Registered direct offering price	$12.78	$458,235,168.66
Proceeds, before offering expenses, to us	$12.78	$458,235,168.66

In this placement, Goldman Sachs & Co. LLC will act as our exclusive placement agent (in such capacity, the “placement agent”) with respect to the shares of our common stock offered by this prospectus supplement. The placement agent is not required to sell any minimum number or dollar amount of shares of our common stock but will use its reasonable efforts to solicit offers for the purchases of the shares of the common stock offered hereby. There is no assurance that any such shares of common stock will be sold.

We expect to deliver the shares of common stock against payment in New York, New York on or about November 24, 2025, which is the second business day after the initial trade date for the shares of common stock offered hereby (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares before the business day before the settlement date must, because the shares initially will settle T+2, specify an alternate settlement cycle at the time of such trade to prevent a failed settlement. Those purchasers should consult their advisors.

Placement Agent

Goldman Sachs & Co. LLC

November 19, 2025

ABOUT THIS PROSPECTUS

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the shares of common stock offered hereby. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any shares of common stock you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where You Can Find More Information.”

We have not, and the placement agent has not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we or the placement agent have referred you. We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the placement agent are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

All references in this prospectus supplement and the accompanying prospectus to “Eos,” the “Company,” “we,” “us,” “our,” or similar references refer to Eos Energy Enterprises, Inc., a Delaware corporation, and its subsidiaries taken as a whole, except where the context otherwise requires or as otherwise indicated.

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Prospectus

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Where You Can Find More Information

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document or that we file later with the SEC. Any statement contained in this prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of this offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025;

●	the portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 27, 2025;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 6, 2025, for the quarter ended June 30, 2025 filed with the SEC on July 30, 2025 and for the quarter ended September 30, 2025 filed with the SEC on November 5, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 27, 2025 (except for information furnished Item 7.01), March 5, 2025, March 27, 2025, May 16, 2025, May 27, 2025, May 29, 2025, June 2, 2025, June 3, 2025, July 1, 2025 (except for information furnished under Item 7.01), July 29, 2025, October 17, 2025, and November 18, 2025; and

●	the description of our securities contained in Exhibit 4.5 to our Annual Report Form 10-K for the fiscal year ended December 31, 2024, including any amendments or reports filed for the purpose of updating such description.

The SEC maintains a website at www.sec.gov, from which you can inspect these documents and other information we have filed electronically with the SEC. You may also request copies of these documents, at no cost to you, from our website (https://www.eose.com), or by writing or telephoning us at the following address:

Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Attn: Chief Legal Officer
(732) 225-8400

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Special Note On Forward-Looking Statements

This prospectus supplement, including the documents incorporated by reference in this prospectus supplement and accompanying prospectus, contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus supplement and the documents incorporated by reference herein and include statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:

●	changes adversely affecting the business in which we are engaged;

●	our ability to forecast trends accurately;

●	our ability to generate cash, service indebtedness and incur additional indebtedness;

●	our ability to raise financing in the future;

●	our customer’s ability to secure project financing;

●	risks associated with the Credit Agreement, dated June 21, 2024, by and between us and CCM Denali Debt Holdings, LP (the “Credit Agreement”), including risks of default, dilution of outstanding common stock, consequences for failure to meet milestones and contractual lockup of shares;

●	the amount of final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act;

●	the timing and availability of future funding under the Loan Guarantee Agreement, dated November 26, 2024, by and between us and the U.S. Department of Energy (the “DOE Loan Facility”);

●	our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;

●	fluctuations in our revenue and operating results;

●	competition from existing or new competitors;

●	our ability to convert firm order backlog and pipeline to revenue;

●	risks associated with security breaches in our information technology systems;

●	risks related to legal proceedings or claims;

●	risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;

●	risks associated with changes to the U.S. trade environment;

●	our ability to maintain the listing of our shares of common stock on NASDAQ;

●	our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

●	risks related to adverse changes in general economic conditions, including inflationary pressures and increased interest rates;

●	risk from supply chain disruptions and other impacts of geopolitical conflict;

●	changes in applicable laws or regulations;

●	other factors detailed under the section entitled “Risk Factors” herein; and

●	other factors disclosed in “Part I, Item 1A. — Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 4, 2025, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Report on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. See also Part I, Item 1A, “Risk Factors” disclosures contained in our Annual Report on Form 10-K for the year ended December 31, 2024 for additional discussion of the risks and uncertainties that could cause the our actual results to differ materially from those expressed or implied in its forward-looking statements.

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Summary

This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Overview

We are an American energy company and the leading innovator in designing, sourcing, manufacturing, and providing zinc-based battery energy storage systems (“BESS”), sourced, and manufactured in the United States. We believe our BESS are safer, less flammable, more secure, and more sustainable alternatives to lithium-ion batteries, making them ideal for utility-scale, microgrid, and commercial and industrial long-duration applications. We design, develop, manufacture, and market innovative zinc-based energy storage solutions for utility-scale, microgrid, and commercial & industrial (“C&I”) applications. We believe that our batteries have the potential to emerge as a leading alternative to Lithium-ion batteries for such long-duration applications. We have developed a broad range of intellectual property with multiple patents covering unique battery chemistry, mechanical product design, energy block configuration and a software operating system (Battery Management System or “BMS”). The BMS software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and electric current sensors for the electrical strings and the system. We currently focus on manufacturing and selling turn-key direct current (“DC”) battery energy storage systems. We plan to develop a turn-key alternating current system.

Our primary applications focus on integrating battery storage solutions with: (1) renewable energy systems that are connected to the utility power grid; (2) renewable energy systems that are not connected to the utility power grid; (3) storage systems utilized to relieve congestion; and (4) storage systems to assist C&I customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets.

We offer an innovative Znyth™ technology BESS designed to provide the operating flexibility to manage increased grid complexity and price volatility resulting from an overall increase in renewable energy generation and a congested grid coming from an increase in electricity demand growth. Our BESS is a validated chemistry with accessible non-precious earth components in a durable design that is intended to deliver results in extreme temperatures and conditions. The system is designed to be safe, flexible, scalable, sustainable and manufactured in the United States using raw materials primarily sourced in the United States. The Company’s Z3™ battery module is the core of its innovative systems. We believe the Z3 battery module is the only U.S. designed and manufactured battery module that today provides utilities, independent power producers, renewables developers and C&I customers with an alternative to lithium-ion and lead-acid monopolar batteries for critical 4- to 16-hour or longer discharge duration applications. We believe the Z3 battery is transforming how utility, industrial and commercial customers store power. In addition to its BESS, we currently offer: (a) a BMS which provides a remote asset monitoring capability and service to track the performance and health of our BESS and to proactively identify future system performance issues through predictive analytics; (b) project management services to ensure the process of implementing our BESS are coordinated in conjunction with the customer’s overall project plans; (c) commissioning services that ensure the customer’s installation of the BESS meets the performance expected by the customer; and (d) long-term maintenance plans to maintain optimal operating performance of our systems. We have a manufacturing facility in Turtle Creek, Pennsylvania to produce DC energy blocks with an integrated BMS. Our primary market is North America.

Corporate Information

We were incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. In connection with its business combination on November 16, 2020 (the “Merger”), we changed our name to Eos Energy Enterprises, Inc.

Additional Information

The mailing address of our principal executive office is 3920 Park Avenue, Edison, NJ 08820, and our phone number is (732) 225-8400. Our corporate website address is https://www.eose.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only, and are not hyperlinks.

Recent Developments

Concurrent Offering

Concurrently with this offering, we are offering 1.75% convertible senior notes due 2031, which we refer to as the convertible notes, in an aggregate principal amount of $525,000,000, plus up to an additional $75,000,000 aggregate principal amount of convertible notes that the initial purchasers of the Concurrent Offering have the option to purchase from us. The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. We intend to use the proceeds from this offering, together with the net proceeds from the Concurrent Offering (i) to repurchase $200 million aggregate principal amount of our 6.75% Convertible Senior Notes due 2030 (which we refer to as our “Existing 2030 Convertible Notes”) in separate, privately negotiated transactions with a limited number of holders of our Existing 2030 Convertible Notes for approximately $564.6 million (collectively, the “Repurchases”) and (ii) for general corporate purposes. See “Use of Proceeds.” The terms of the Repurchases will depend on a variety of factors, including the market price of our common stock and the trading price of our Existing 2030 Convertible Notes at the time of the Repurchase, and the Repurchase will be subject to closing conditions that may not be satisfied. No assurance can be given as to how many, if any, of our Existing 2030 Convertible Notes will be repurchased or the terms on which they will be repurchased. The completion of this offering is conditioned upon the completion of the Concurrent Offering. The completion of the Concurrent Offering is not contingent on the completion of this offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the shares of common stock, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering and does not constitute an offer to buy, or the solicitation of an offer to sell, any Existing 2030 Convertible Notes. See “The Concurrent Offering.”

The Offering

This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	Eos Energy Enterprises, Inc.

Common Stock Offered	35,855,647 shares of our common stock

Common Stock To Be Outstanding After This Offering	317,544,042 shares of our common stock

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $458.2 million. We intend to use the proceeds from this offering, together with the net proceeds from the Concurrent Offering described below (i) to repurchase $200 million aggregate principal amount of our Existing 2030 Convertible Notes in separate, privately negotiated transactions with a limited number of holders of our Existing 2030 Convertible Notes in privately negotiated transactions with limited number of holders of our Existing 2030 Convertible Notes for approximately $564.6 million and (ii) for general corporate purposes. See “Use of Proceeds.”

Our Existing 2030 Convertible Notes mature on June 15, 2030 and bear interest at a rate of 6.75% per year.

Nasdaq Symbol	Our common stock is listed on Nasdaq under the symbol “EOSE.”

Concurrent Offering; Repurchase of Existing Convertible Notes

Concurrently with this offering, we are offering 1.75% convertible senior notes due 2031, which we refer to as the convertible notes, in an aggregate principal amount of $525,000,000, plus up to an additional $75,000,000 aggregate principal amount of convertible notes that the initial purchasers of the Concurrent Offering have the option to purchase from us for settlement within a 13-day period beginning on, and including, the date on which the convertible notes are first issued. The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the shares of common stock, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering. See “The Concurrent Offering.”

In addition, concurrently with the pricing of this offering, we expect to enter into one or more separate, privately negotiated transactions with a limited number of holders of our Existing 2030 Convertible Notes (collectively, the “Repurchases”) to repurchase $200 million principal amount of our Existing 2030 Convertible Notes for approximately $564.6 million. The terms of the Repurchases will depend on a variety of factors, including the market price of our common stock and the trading price of our Existing 2030 Convertible Notes at the time of the Repurchases, and the Repurchases will be subject to closing conditions that may not be satisfied. No assurance can be given as to how many, if any, of our Existing 2030 Convertible Notes will be repurchased or the terms on which they will be repurchased. In addition, following the completion of this offering, we may repurchase additional Existing 2030 Convertible Notes. This prospectus is not an offer to buy, or the solicitation of an offer to sell, any Existing 2030 Convertible Notes.

Risk Factors	Investing in the common stock involves substantial risk. Please read “Risk Factors” in this prospectus supplement, and in our annual report on Form 10-K for the year ended December 31, 2024 incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain factors you should consider in evaluating an investment in the common stock.

The number of shares of our common stock to be outstanding after this offering is based on 281,688,395 shares of common stock outstanding as of September 30, 2025, and excludes:

●	116,311,460 shares of common stock issuable, as of September 30, 2025, upon the conversion of outstanding Series B preferred stock;

●	91,120,464 shares of common stock issuable, as of September 30, 2025, upon the exercise of outstanding warrants, at a weighted-average exercise price of $1.95 per share;

●	3,407,139 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2025, at a weighted-average exercise price of $5.08 per share;

●	10,878,469 shares of common stock issuable upon the vesting of restricted stock units outstanding as of as of September 30, 2025;

●	4,652,434 shares of common stock issuable upon the vesting of performance-based restricted stock units outstanding as of as of September 30, 2025;

●	4,127,032 shares of common stock available for future issuance under our equity incentive plans as of September 30, 2025;

●	55,370,975 shares of common stock issuable upon the conversion of our Existing 2030 Convertible Notes as of September 30, 2025; and

●	the shares of common stock to be reserved for issuance upon conversion of the convertible senior notes being offered by us in connection with our Concurrent Offering.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the initial purchasers in our Concurrent Offering of their option to purchase up to $75,000,000 of additional convertible notes from us.

Risk Factors

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with the other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated herein and therein by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, and is incorporated herein by reference. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. Please also read carefully the section above titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

You may experience immediate and substantial dilution.

The effective public offering price per share of common stock in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering, in which case you may incur an immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering. After giving effect to the sale by us of 35,855,647 shares of our common stock you will experience immediate dilution of $19.86 per share, representing the difference between the effective public offering price per share and our as further adjusted net tangible book value per share as of September 30, 2025 after giving effect to the further adjustment and this offering. The exercise of warrants, conversion of convertible securities, exercise of outstanding stock options and vesting of other stock awards may result in further dilution of your investment.

Certain of our existing securities and agreements contain anti-dilution protections, which could result in significant dilution to holders of our common stock.

We currently have outstanding 16.150528 shares of Series B-4 Preferred Stock that are convertible into an aggregate of 17,305,070 shares of common stock. These shares are entitled to anti-dilution protection to the extent we issue shares of common stock or securities exercisable for, convertible into or exchangeable for shares of common stock at a price that is less than its then current conversion price into shares of common stock, which is currently $5.82 per share of common stock.

In addition, if we were to trigger anti-dilution protection under the Warrant and Preferred Stock issued to CCM Denali Equity under the Credit Agreement and the SPA (the “Cerberus Securities”) by issuing additional shares of common stock or securities convertible or exercisable into common stock or, including if securities issued in this offering or the Concurrent Offering are sold at a price below $5.82 per share of common stock, the Cerberus Securities would become convertible or exercisable into additional shares of common stock. The issuance, pursuant to the terms of the Cerberus Securities, of common stock will dilute the percentage ownership interest of all stockholders, could dilute the book value per share of the common stock and will increase the number of our outstanding shares, and upon conversion or exercise would dilute the voting power of the common stock, which could cause the market price of our common stock to decrease. Depressed trading prices of our common stock could further impair our ability to raise sufficient capital to carry on our business.

Our management may spend the proceeds of this offering in ways with which you may disagree or that may not be profitable.

Although we have described in this offering memorandum, under the caption “Use of Proceeds,” how we currently intend to use the proceeds to us from this offering and the Concurrent Offering, our management will have broad discretion to apply the net proceeds, and investors will rely on our management’s judgment in spending the net proceeds. Our management may use the proceeds in ways that do not earn a profit or otherwise result in the creation of stockholder value. In addition, pending our use of the proceeds, we may invest the proceeds in instruments that do not produce significant income or that may lose value.

There can be no assurance that this offering will be consummated.

We have entered into an amendment to the Credit Agreement and a consent to the DOE Loan Facility in order to, among other things, permit the offering and issuance of our common stock pursuant to this prospectus supplement and the Concurrent Offering. The effectiveness of such amendment and waiver is subject to certain conditions, some of which are outside of our control. As such, we cannot assure you that this offering will be consummated on the terms set forth in this prospectus supplement, if at all.

Risks Related to Our Common Stock

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.

Securities research analysts publish their own annual and/or quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. There can be no assurance we will be covered by security research analysts. However, if we are covered by securities research analysts, if securities or industry analysts cease coverage of us at any time, the trading price of our shares and the trading volume could decline.

Provisions in our Charter and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our Third Amended and Restated Certificate of Incorporation (the “Charter”) requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the General Corporation Law of the State of Delaware or our Charter or our bylaws, or (iv) any action asserting a claim against us or our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in our Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our Charter contains provisions that may hinder unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors (“Board”);

●	the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company; and

●	the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Our stock price may be volatile and may decline regardless of our operating performance.

Fluctuations in the price of our securities could contribute to the loss of part or all of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the industries in which we operate in general;

●	operating and stock price performance of other companies that investors deem comparable to us

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The availability of shares of common stock for sale in the future could reduce the market price of our common stock.

In the future, we may issue additional securities to raise capital. We may also issue securities convertible into our shares of common stock. To the extent that any shares of common stock are issued upon exercise any of our outstanding warrants or upon conversion of any convertible notes or preferred stock, there will also be an increase in the number of shares of common stock eligible for resale in the public market. Any of these events may dilute your ownership interest in us and have an adverse impact on the price of our shares of common stock. In addition, sales of a substantial amount of our shares of common stock in the public market, or the perception that these sales may occur, could reduce the market price of our shares of common stock. This could also impair our ability to raise additional capital through the sale of our securities.

There can be no assurance that our common stock will be able to comply with the continued listing standards of Nasdaq.

The shares of our common stock and warrants are listed on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum bid price for our common stock of $1.00 per share, or risk delisting, which would have a material adverse effect on our business. If Nasdaq delists the common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We do not intend to pay dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

We are a “smaller reporting company” and, because we have opted to use the reduced reporting requirements available to us, certain investors may find investing in our securities less attractive.

As a smaller reporting company, we are permitted to comply with scaled-back disclosure obligations in our filings with the Securities and Exchange Commission compared to other issuers, including with respect to disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We have elected to adopt the accommodations available to smaller reporting companies. Until we cease to be a smaller reporting company, the scaled-back disclosure in our SEC filings will result in less information about our company being available than for other public companies. If investors consider our common stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common stock and our share price may be more volatile.

We are also a non-accelerated filer under the Securities Exchange Act of 1934, as amended, and we are not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. Therefore, our internal controls over financial reporting will not receive the level of review provided by the process relating to the auditor attestation included in annual reports of issuers that are subject to the auditor attestation requirements. In addition, we cannot predict if investors will find our common stock less attractive because we are not required to comply with the auditor attestation requirements. We cannot predict if investors will find our securities less attractive because we rely on these available exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the market price of our securities may be more volatile.

We have a history of losses that casts substantial doubt as to our ability to continue as a going concern. We must deliver on our potential for significant business growth and improved manufacturing processes to achieve sustained, long-term profitability and long-term commercial success.

We have had net losses and negative operating cash flows each fiscal quarter since inception of our business. For the nine months ended September 30, 2025 and 2024, we had $849.2 million and $417.7 million in net losses, respectively. We expect to continue to incur losses and experience negative operating cash flows for the foreseeable future, as we anticipate continued investment in the development and launch of product with outside capital at the expense of short-term profitability. The Company concluded that there was substantial doubt about its ability to continue to operate as a going concern for the 12 months following the issuance of the Consolidated Financial Statements for the three and nine months ended September 30, 2025.Although our available capital has increased substantially since our Merger through the issuance of convertible notes and other financing, we continue to have limited resources relative to certain of our competitors, especially certain Li-ion manufacturers that have a longer history, are part of large multinational corporations and are already operating at a profit. To achieve profitability as well as long-term commercial success, we must continue to execute our plan to expand our business, which will require us to deliver on our existing global sales pipeline in a timely manner, increase our production capacity, improve our cost profile, grow demand for our products, and seize new market opportunities by leveraging our proprietary technology and its manufacturing processes for novel solutions. Failure to do one or more of these things could prevent us from achieving sustained, long-term commercial success.

As a growth company in the early commercialization stage of its lifecycle, Eos is subject to inherent risks and uncertainties associated with the development of an enterprise. Our revenues may not grow as expected for a number of reasons, many of which are outside of our control, including a decline in global demand for battery storage products, increased competition, or our failure to continue to capitalize on growth opportunities. In addition, although we have achieved sales of our products to potential customers, it is not clear to what extent, if any, the products will be profitable and when. The costs of goods associated with production of our battery storage system are significant. While we are working to optimize our supply chain, improve the speed and efficiency of our manufacturing processes, and lower the cost of other input costs such as raw material and conversion costs, there can be no assurance that we will be successful in these efforts. If we are not able to sustain revenue growth, reduce cost and continue to raise the capital necessary to support operations, our failure to achieve or maintain profitability could negatively impact the value of our common stock. Even if we do achieve profitability when expected, we may be unable to sustain or increase our profitability in the future.

In order to execute our development strategy, we have historically relied on outside capital through the issuance of equity, debt, and borrowings under financing arrangements (collectively “outside capital”) to fund our cost structure and expect to continue to rely on outside capital for the foreseeable future. While we believe we will eventually reach a scale of profitability to sustain our operations, there can be no assurance we will be able to achieve such profitability or do so in a manner that does not require our continued reliance on outside capital. Moreover, while we have historically been successful in raising outside capital, there can be no assurance we will be able to continue to obtain outside capital in the future or do so on terms that are acceptable to us.

Risks Related to the Concurrent Offering

The issuance of shares of our common stock upon conversion of the convertible notes will dilute the ownership interests of our stockholders and could depress the trading price of our common stock.

Upon conversion of the convertible notes being offered in the Concurrent Offering, we will satisfy part or all of our conversion obligation in shares of our common stock, unless we elect or are required to settle conversions solely in cash. The issuance of shares of our common stock upon conversion of the convertible notes will dilute the ownership interests of our stockholders, which could depress the trading price of our common stock. In addition, the market’s expectation that conversions may occur could depress the trading price of our common stock even in the absence of actual conversions. Moreover, the expectation of conversions could encourage the short selling of our common stock, which could place further downward pressure on the trading price of our common stock.

Hedging activity by investors in the convertible notes could depress the trading price of our common stock.

We expect that many investors in the convertible notes being offered in the Concurrent Offering, including potential purchasers of the convertible notes following the Concurrent Offering, will seek to employ a convertible note arbitrage strategy. Under this strategy, investors typically short sell a certain number of shares of our common stock and adjust their short position over time while they continue to hold the convertible notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of, or in addition to, short selling shares of our common stock. This market activity, or the market’s perception that it will occur, could depress the trading price of our common stock.

Provisions in the indenture governing the convertible notes could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the convertible notes and the indenture governing the convertible notes could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a “fundamental change” (which will be defined in the indenture to include certain change-of-control events and the delisting of our common stock), then noteholders will have the right to require us to repurchase their convertible notes for cash. In addition, if a takeover constitutes a “make-whole fundamental change” (which will be defined in the indenture to include, among other events, fundamental changes and certain additional business combination transactions), then we may be required to temporarily increase the conversion rate for the convertible notes. In either case, and in other cases, our obligations under the convertible notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that holders of our common stock may view as favorable.

Repurchases of our Existing 2030 Convertible Notes and any significant future repurchases of our Existing 2030 Convertible Notes may reduce the value of the convertible notes and our common stock.

We intend to use the proceeds from this offering, together with the net proceeds from the Concurrent Offering, to repurchase a portion of our Existing 2030 Convertible Notes. In addition, following the completion of this offering, we may repurchase additional Existing 2030 Convertible Notes. Certain holders of our Existing 2030 Convertible Notes that participate in any of these Repurchases may purchase or sell shares of our common stock in the open market or enter into or unwind various derivative transactions with respect to our common stock to unwind any hedge positions they may have with respect to our Existing 2030 Convertible Notes or to hedge or unwind their exposure in connection with these transactions. The amount of our common stock to be sold or purchased by such holders or the notional number of shares of our common stock underlying such derivative transactions may be substantial in relation to the historic average daily trading volume of our common stock. These activities may adversely affect the trading price of our common stock and the trading price of the notes. We cannot predict the magnitude of such market activities or the overall effect they will have on the price of the notes offered hereby or our common stock.

We may be unable to raise the funds necessary to repurchase the convertible notes for cash following a fundamental change, or to pay any cash amounts due upon maturity or conversion, and our other indebtedness may limit our ability to repurchase the convertible notes or pay cash upon their maturity or conversion.

Noteholders may, subject to a limited exception, require us to repurchase their convertible notes following a “fundamental change” (which will be defined in the indenture governing the convertible notes to include certain change-of-control events and the delisting of our common stock) at a cash repurchase price generally equal to the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any. Upon maturity of the convertible notes, we must pay their principal amount and accrued and unpaid interest in cash, unless they have been previously repurchased, redeemed or converted. In addition, unless and until we increase the number of authorized shares of our common stock, or otherwise increase the number of shares of our common stock available to settle conversions of the convertible notes, and, in each case, reserve the required number of shares solely for issuance upon conversion of the convertible notes, we will settle all conversions of the convertible notes entirely in cash. Thereafter, upon conversion, we will satisfy part or all of our conversion obligation in cash unless we elect to settle conversions solely in shares of our common stock. We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the convertible notes or pay any cash amounts due upon maturity or conversion. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the convertible notes or pay any cash amounts due upon maturity or conversion. Our Credit Agreement and our DOE Loan Facility contain, and any future indebtedness that we may incur may contain, financial and other restrictive covenants that limit our ability to make certain payments under the convertible notes and our other indebtedness. The Credit Agreement prohibits us from redeeming or repurchasing the convertible notes (including upon a fundamental change) and from paying any cash upon conversion of the notes (other than cash in lieu of fractional shares) without consent. Our failure to repurchase convertible notes or pay any cash amounts due upon maturity or conversion when required will constitute a default under the indenture governing the convertible notes. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness (and would lead to a default under the Credit Agreement), which may result in that other indebtedness becoming immediately payable in full. We may not have sufficient funds to satisfy all amounts due under the other indebtedness and the convertible notes.

The indenture governing the convertible notes will not restrict us from incurring additional indebtedness, and the incurrence of the convertible notes and any additional indebtedness could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations.

As of September 30, 2025, we had approximately $539.0 million of consolidated indebtedness for borrowed money. We will incur $525.0 million (or, if the initial purchasers of the Concurrent Offering fully exercise their option to purchase additional convertible notes, $600.0 million) principal amount of additional indebtedness as a result of the Concurrent Offering. The indenture for the convertible notes will not contain any meaningful restrictive covenants and will not prohibit us or our subsidiaries from incurring additional indebtedness in the future. Accordingly, we may incur a significant amount of additional indebtedness following the Concurrent Offering, if it is completed. The incurrence of indebtedness could have significant negative consequences for our stockholders and our business, results of operations and financial condition by, among other things:

●	increasing our vulnerability to adverse economic and industry conditions;

●	limiting our ability to obtain additional financing;

●	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

●	limiting our flexibility to plan for, or react to, changes in our business;

●	diluting the interests of our existing stockholders as a result of issuing shares of our common stock upon conversion of the convertible notes; and

●	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts due under our indebtedness, and our cash needs may increase in the future. In addition, the Credit Agreement and the DOE Loan Facility contain, and any future indebtedness that we may incur may contain, financial and other restrictive covenants that limit our ability to operate our business, raise capital or make payments under the convertible notes and our other indebtedness. For example, the Credit Agreement prohibits us from making any cash interest payments on the convertible notes if there is a default or event of default under the Credit Agreement. If we fail to comply with these covenants or to make payments under our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that and our other indebtedness becoming immediately payable in full.

The accounting method for the convertible notes could adversely affect our reported financial condition and results.

Unless and until we increase the number of authorized shares of our common stock, or otherwise increase the number of shares of our common stock available to settle conversions of the convertible notes we are offering in the Concurrent Offering, and, in each case, reserve the required number of shares solely for issuance upon conversion of the convertible notes we are offering in the Concurrent Offering, we will settle all conversions entirely in cash. We refer to the first date on which we increase the number of authorized shares of our common stock as described above, or otherwise increase the number of shares of our common stock available to settle conversions of the convertible notes we are offering in the Concurrent Offering, and, in each case, reserve sufficient shares solely for issuance upon conversion of the convertible notes we are offering in the Concurrent Offering, as the “share reserve effective date.”

We expect that, before the share reserve effective date, applicable accounting standards will require us to separately account for the conversion option associated with the convertible notes as an embedded derivative. Under this treatment, the conversion option of the convertible notes will be measured at its fair value and accounted for separately as a liability that is marked-to-market at the end of each reporting period. The initial value allocated to the conversion option will be treated as a debt discount that will be amortized into interest expense over the term of the convertible notes. For each financial statement period after the issuance of the convertible notes until the share reserve effective date, a gain or loss will be reported in our statement of operations to the extent the valuation of the conversion option changes from the previous period. This accounting treatment may subject our reported net income (loss) to significant non-cash volatility. If the share reserve effective date occurs, then we expect that the conversion option will qualify for equity treatment at that time and will no longer be marked to market at the end of each reporting period. However, the share reserve effective date may never occur.

In addition, as a result of the amortization of the debt discount, the interest expense associated with the convertible notes will be greater than the coupon rate on the notes, which will result in lower reported net income or higher reported net loss.

In addition, if the share reserve effective date occurs, then we expect that the shares underlying the convertible notes will be reflected in our diluted earnings per share using the “if converted” method. Under that method, diluted earnings per share would generally be calculated assuming that all the convertible notes were converted solely into shares of our common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.

Furthermore, if any of the conditions to the convertibility of the convertible notes is satisfied, then we may be required under applicable accounting standards to reclassify the debt carrying value of the convertible notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders convert their convertible notes and could materially reduce our reported working capital.

We have not reached a final determination regarding the accounting treatment for the convertible notes, and the description above is preliminary. Accordingly, we may account for the convertible notes in a manner that is significantly different than described above.

Use of Proceeds

We estimate that the proceeds from this offering will be approximately $458.2 million. We intend to use the proceeds from this offering, together with the net proceeds from the Concurrent Offering (i) to repurchase $200 million aggregate principal amount of our Existing 2030 Convertible Notes in separate, privately negotiated transactions with a limited number of holders of our Existing 2030 Convertible Notes for approximately $564.6 million and (ii) for general corporate purposes. The terms of the Repurchase will depend on a variety of factors, including the market price of our common stock and the trading price of our Existing 2030 Convertible Notes at the time of the Repurchase, and the Repurchase will be subject to closing conditions that may not be satisfied. No assurance can be given as to how many, if any, of our Existing 2030 Convertible Notes will be repurchased or the terms on which they will be repurchased.

Our Existing 2030 Convertible Notes mature on June 15, 2030 and bear interest at a rate of 6.75% per year.

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as U.S. government securities and municipal bonds.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, and capital requirements, general business conditions and other factors that our board of directors may deem relevant.

The Concurrent Offering

Concurrently with this offering, we are offering 1.75% convertible senior notes due 2031, which we refer to as the convertible notes, in an aggregate principal amount of $525,000,000. We have granted the initial purchasers of the Concurrent Offering an option to purchase, for settlement within a period of 13 days from, and including, the date the convertible notes are first issued, up to an additional $75,000,000 principal amount of convertible notes. We estimate that the net proceeds to us from the Concurrent Offering, if it is consummated, will be approximately $507.9 million (or approximately $580.5 million if the initial purchasers of the Concurrent Offering fully exercise their option to purchase additional convertible notes).

The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. The completion of this offering is conditioned upon the completion of the Concurrent Offering. The completion of the Concurrent Offering is not contingent on the completion of this offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the shares of common stock, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering.

The convertible notes will be our senior, unsecured obligations and will accrue interest at a rate of 1.75% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2026. The convertible notes will mature on December 1, 2031, unless earlier repurchased, redeemed or converted. Before September 3, 2031, noteholders will have the right to convert their convertible notes only upon the occurrence of certain events. From and after September 3, 2031, noteholders may convert their convertible notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. We will settle conversions by paying cash or, subject to certain conditions, paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. However, unless and until we increase the number of authorized shares of our common stock, or otherwise increase the number of shares of our common stock available to settle conversions of the notes we are offering, and, in each case, reserve the required number of shares solely for issuance upon conversion of the notes we are offering, we will settle all conversions entirely in cash. The initial conversion rate is 61.3704 shares of common stock per $1,000 principal amount of convertible notes, which represents an initial conversion price of approximately $16.29 per share of common stock. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. If a “make-whole fundamental change” (which will be defined in the indenture governing the convertible notes to include certain business combination transactions involving us, the delisting of our common stock and the calling of the convertible notes for redemption) occurs, then we will in certain circumstances increase the conversion rate for a specified period of time. In the case of a make-whole fundamental change resulting from the calling of any convertible notes for redemption, the increased conversion rate, if any, will apply only to the convertible notes called for redemption.

The convertible notes will be redeemable, in whole or in part (subject to certain limitations described below), at our option at any time, and from time to time, on or after December 5, 2028 and on or before the 41st scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the convertible notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of our common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. However, we may not redeem less than all of the outstanding convertible notes unless at least $75.0 million aggregate principal amount of convertible notes are outstanding and not called for redemption as of the time we send the related redemption notice.

If a “fundamental change” (which will be defined in the indenture governing the convertible notes to include certain change-of-control events and the delisting of our common stock) occurs, then, subject to a limited exception, noteholders may require us to repurchase their convertible notes for cash. The repurchase price will be equal to the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2025:

●	on an actual basis; and

●

on an as adjusted basis to give effect to the issuance of the shares of common stock offered by this prospectus supplement and the issuance of the convertible notes offered in the Concurrent Offering (assuming no exercise of the option of the initial purchasers of the Concurrent Offering to purchase additional convertible notes) and the use of approximately $564.6 million of the proceeds from this offering and the Concurrent Offering, to repurchase $200 million aggregate principal amount of our Existing 2030 Convertible Notes.

This table should be read in conjunction with the financial statements, including the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2025, incorporated by reference in this prospectus supplement and the accompanying prospectus.

The information in the table below is illustrative only, and our capitalization will depend on the completion of this offering and the Concurrent Offering. The completion of this offering is conditioned upon the completion of the Concurrent Offering. The completion of the Concurrent Offering is not contingent on the completion of this offering.

	As of September 30, 2025
	Actual	As adjusted
	(In thousands, except share and per share data)
Cash and cash equivalents(1)	$58,733	$460,258

Debt:
Credit Agreement	190,972	190,972
AFG Convertible Notes	3,728	3,728
Existing 2030 Convertible Notes(2)	250,000	50,000
Equipment financing facility	730	730
DOE Loan Facility	93,596	93,596
Principal amount of 1.75% convertible senior notes due 2031 we are offering(3)	—	525,000
Total debt	539,026	864,026

Series B Preferred Stock	1,223,364	1,223,364

Shareholders’ deficit:
Common stock, $0.0001 par value per share; 600,000,000 shares authorized, 281,688,395 shares outstanding, actual, 317,544,042 shares outstanding, as adjusted	27	31
Additional paid-in capital	162,460	620,691
Accumulated deficit(2)	(2,415,366)	(2,415,366)
Accumulated other comprehensive loss—related party	(67,498)	(67,498)
Accumulated other comprehensive income	12	12
Total shareholders’ deficit(2)	(2,320,365)	(1,862,130)

Total capitalization(2)(3)	$(557,975)	$225,260

(1)	Amounts reflected in the “as adjusted” column include an amount equal to all interest payments that are to be due and owing under our Existing 2030 Convertible Notes and under the convertible notes issued in the Concurrent Offering for a period of 18 months commencing as of the closing date of the Concurrent Offering, maintained in reserve in a project account of ours pursuant to the DOE Loan Facility. The amount required to be maintained in reserve will be automatically reduced by the amounts of any actual interest payments made by us under our Existing 2030 Convertible Notes and under the convertible notes issued in the Concurrent Offering, provided that the balance in the project account at any time will not be reduce below an amount equal to all interest payments that are to be due under our Existing 2030 Convertible Notes and under the convertible notes issued in the Concurrent Offering for the next twelve months as of such time.
(2)	As described under “Use of Proceeds,” we intend to use the proceeds from this offering, together with the net proceeds from the Concurrent Offering to repurchase $200 million aggregate principal amount of our Existing 2030 Convertible Notes in separate, privately negotiated transactions with a limited number of holders of our Existing 2030 Convertible Notes for cash. The as adjusted column does not give effect to any gain or loss in connection with such uses.
(3)	The amounts shown in the table above for the convertible notes we are offering in the Concurrent Offering represent their principal amount. However, we expect that the initial liability carrying amount of the convertible notes for accounting purposes will be recorded net of issuance costs, which will be treated as a debt discount for accounting purposes and amortized into interest expense over the term of the convertible notes. As a result of this amortization, the interest expense that we expect to recognize for the convertible notes for accounting purposes will be greater than the cash interest payments we will pay on the convertible notes, which will result in lower reported net income or larger reported net loss.

Material U.S. Federal Income and Estate Tax Consequences for Non-U.S. Holders of Our Common Stock

The following are the material U.S. federal income and estate tax consequences of your ownership and disposition of our common stock acquired in this offering if you are a “non-U.S. holder” (as defined below) that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the exceptions set forth below, you are a non-U.S. holder if for U.S. federal income tax purposes you are a beneficial owner of our common stock and you are:

●	a nonresident alien individual;

●	a foreign corporation; or

●	a foreign estate or trust.

You are not a non-U.S. holder, however, if you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year in which you sell any shares of our common stock or if you are a former citizen, former resident or expatriate of the United States for U.S. federal income tax purposes, in which event you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, as well as differing tax consequences that may apply if you are, for instance:

●	a financial institution;

●	an insurance company;

●	a “passive foreign investment company”;

●	a “controlled foreign corporation”;

●	a tax-exempt entity;

●	a holder of our Existing 2030 Convertible Notes repurchased concurrently with this offering and/or a holder who purchases the convertible notes in the Concurrent Offering;

●	a partnership for U.S. federal income tax purposes; or

●	a person who directly, indirectly or constructively owns 5 percent or more of our equity.

If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partnership holding our common stock or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences to you of owning and disposing of our common stock.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury Regulations as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect. In particular, legislation currently proposed in the U.S. Congress could affect the tax treatment of certain non-U.S. holders in respect of U.S.-source income and income effectively connected with a U.S. trade or business. This summary does not address any aspect of state, local or non-U.S. taxation, any minimum tax consequences, any Medicare contribution tax consequences, the application of Section 451 of the Code with respect to conforming the timing of income accruals to financial statements or any other U.S. federal taxes, such as gift taxes, other than U.S. federal income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends

If we pay any distributions on our common stock, those distributions, other than certain pro rata distributions of common shares, will generally constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that these distributions exceed our current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will first reduce, your basis in our common stock, but not below zero, and any excess will be treated as gain from the sale of such stock, as described below under “- Gain on Disposition of Our Common Stock.”

Distributions taxable to you as dividends generally will be subject to withholding of U.S. federal tax (currently at a rate of 30%) unless you provide to the applicable withholding agent an appropriate Internal Revenue Service (“IRS”) Form W-8 documenting your entitlement to an exemption from, or a reduced rate of, withholding tax. If you qualify for a reduced treaty rate but do not timely furnish the required documentation, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax adviser regarding your entitlement to benefits under any applicable income tax treaty.

If you receive dividend payments on our common stock that are “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. However, you will not be subject to U.S. federal withholding on these dividends, as long as you provide an IRS Form W-8ECI to the applicable withholding agent. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding FATCA and backup withholding, you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

●	we are or have been a “United States real property holding corporation” (a “USRPHC”) as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter. We believe we are not and do not anticipate becoming a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of distributions (whether any such distribution constitutes a dividend) on our common stock. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim a reduction or exemption from withholding tax on dividends described above will avoid backup withholding as well. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

If you are an individual non-U.S. person or an entity the property of which is potentially includible in an individual non-U.S. person’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by a non-U.S. individual and with respect to which the individual has retained certain interests or powers), absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property and potentially subject to U.S. federal estate tax.

FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Under proposed U.S. Treasury regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, FATCA withholding will not apply to the gross proceeds from any sale or disposition of our common stock. If a dividend payment is both subject to withholding under FATCA and subject to the 30% withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your tax adviser regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

Plan of Distribution

We are offering 35,855,647 shares of our common stock in a registered direct offering to purchasers pursuant to this prospectus supplement and the accompanying prospectus at a price of $12.78 per share. The shares of our common stock are being offered directly to the purchasers, all of which are participating in the Repurchases.

Goldman Sachs & Co. LLC has agreed to act as the exclusive placement agent in connection with the offering described in this prospectus supplement subject to the terms and conditions of a placement agency agreement between us and the placement agent (which we refer to as the “Placement Agency Agreement”). The placement agent is not purchasing or selling any of the shares of common stock offered pursuant to this prospectus supplement or the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of shares of common stock, but has agreed to use reasonable efforts to arrange for the sale of all of the shares of common stock offered pursuant to this prospectus supplement. Therefore, we will enter into one or more Share Purchase Agreements directly with investors in connection with the offering pursuant to this prospectus supplement and the accompanying prospectus, and will only sell to investors who have entered into a Share Purchase Agreement.

We currently anticipate that closing of this placement will take place on or about November 24, 2025, which will be the second trading day following the initial trade date for the shares of common stock offered hereby (this settlement cycle being referred to as “T+2). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares prior to the business day preceding the settlement date will be required, by virtue of the fact that the shares initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the shares who wish to trade the shares prior to the business day preceding the settlement date should consult their own advisors.

Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares of common stock purchased. Our obligation to issue and sell shares of common stock to the investors is subject to the conditions set forth in the Share Purchase Agreements, which may be waived by us at our discretion. An investor’s obligation to purchase shares of common stock is subject to the conditions set forth in the Share Purchase Agreements as well, which may also be waived. There is no requirement that any minimum number or dollar amount of shares of common stock be sold in this placement, and there can be no assurance that we will sell all or any of the shares of common stock being offered.

We estimate the total expenses that will be payable by us in connection with the offering described in this prospectus supplement will be approximately $500,000.

We have agreed to indemnify the placement agent and specified other persons against liabilities relating to or arising out of the agent’s services under the Placement Agency Agreement, to the fullest extent lawful, and contribute to payments that the placement agent may be required to make in respect of such liabilities. We have also agreed to reimburse the placement agent for certain of its expenses in an amount up to $30,000.

We intend to have the common stock offered hereby approved for listing on Nasdaq under the symbol “EOSE.”

The placement agent and certain of its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses. The placement agent is acting as an initial purchaser for the Concurrent Offering and will receive customary compensation in connection therewith.

In addition, in the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend securities and instruments. Goldman Sachs & Co. LLC is also acting as a joint book-running manager and initial purchaser in connection with the Concurrent Offering.

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Legal Matters

The validity of the securities offered hereby and certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain matters will be passed upon for the placement agent by Latham & Watkins LLP, New York, New York.

Experts

The financial statements of Eos Energy Enterprises, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Common Stock
Preferred Stock
Debt Securities
Warrants

Units

Eos Energy Enterprises, Inc. may from time to time offer and sell common stock, preferred stock, debt securities, warrants or units. Specific terms of the preferred stock, debt securities, warrants or units will be provided in supplements to this prospectus.

We may sell the securities covered by this prospectus in a number of different ways and at varying prices. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EOSE.” The closing price of our common stock on May 28, 2025 was $5.995 per share. The closing price of our warrants on May 28, 2025 was $0.44 per warrant.

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of our annual report on Form 10-K for the year ended December 31, 2024, which is incorporated herein by reference, as amended or supplemented from time to time by any risk factors we include in subsequent annual or quarterly reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2025

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires, the terms “Company,” “we,” “us,” “our,” and “Eos” refer to Eos Energy Enterprises, Inc., a Delaware corporation. Prior to the consummation of the Business Combination (as defined below), the Company was known as B. Riley Principal Merger Corp. II, or “BMRG”.

Where You Can Find More Information

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document. Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025;

●	the portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 27, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 6, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 27, 2025, March 5, 2025, March 27, 2025, May 16, 2025 (except for information furnished under Item 7.01) and May 29, 2025; and

●	the description of our securities contained in Exhibit 4.5 to our Annual Report Form 10-K for the fiscal year ended December 31, 2024, including any amendments or reports filed for the purpose of updating such description.

The SEC maintains a website at www.sec.gov, from which you can inspect these documents and other information we have filed electronically with the SEC. You may also request copies of these documents, at no cost to you, from our website (https://www.eose.com), or by writing or telephoning us at the following address:

Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Attn: General Counsel
(732) 225-8400

Special Note On Forward-Looking Statements

This prospectus, including the documents incorporated by reference in this prospectus, contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus and the documents incorporated by reference herein and include statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:

●	changes adversely affecting the business in which we are engaged;

●	our ability to forecast trends accurately;

●	our ability to generate cash, service indebtedness and incur additional indebtedness;

●	our ability to raise financing in the future;

●	our customer’s ability to secure project financing;

●	the amount of final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act;

●	risks associated with our Credit Agreement, dated June 21, 2024, by and between us and Cerberus Capital Management L.P. (the “Credit Agreement”), including risks of default, dilution of outstanding common stock, consequences for failure to meet milestones and contractual lockup of shares;

●	the timing and availability of future funding under our Loan Guarantee Agreement, dated November 26, 2024, by and between us and the U.S. Department of Energy;

●	our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;

●	fluctuations in our revenue and operating results;

●	competition from existing or new competitors;

●	our ability to convert firm order backlog and pipeline to revenue;

●	risks associated with security breaches in our information technology systems;

●	risks related to legal proceedings or claims;

●	risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;

●	risks associated with changes to the U.S. trade environment;

●	our ability to maintain the listing of our shares of common stock on Nasdaq;

●	our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

●	risks related to adverse changes in general economic conditions, including inflationary pressures and increased interest rates;

●	risk from supply chain disruptions and other impacts of geopolitical conflict;

●	changes in applicable laws or regulations;

●	other factors detailed under the section entitled “Risk Factors” herein; and

●	other factors disclosed in “Part I, Item 1A. — Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 4, 2025, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Report on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. See also Part I, Item 1A, “Risk Factors” disclosures contained in our Annual Report on Form 10-K for the year ended December 31, 2024 for additional discussion of the risks and uncertainties that could cause the our actual results to differ materially from those expressed or implied in its forward-looking statements.

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Summary

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information.”

Overview

We are an American energy company and America’s leading innovator in designing, manufacturing, and providing zinc-based battery energy storage systems (“BESS”), sourced, and manufactured in the United States. We believe our BESS are safer, less flammable, more secure, and more sustainable alternatives to lithium-ion batteries, making them ideal for utility-scale, microgrid, and commercial and industrial long-duration applications. We design, develop, manufacture, and market innovative zinc-based energy storage solutions for utility-scale, microgrid, and commercial & industrial (“C&I”) applications. We believe that our batteries have the potential to emerge as a leading alternative to Lithium-ion batteries for such long-duration applications. We have developed a broad range of intellectual property with multiple patents covering unique battery chemistry, mechanical product design, energy block configuration and a software operating system (Battery Management System or “BMS”). The BMS software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and electric current sensors for the electrical strings and the system. We currently focus on manufacturing and selling turn-key direct current (“DC”) battery energy storage systems. We plan to develop a turn-key alternating current system.

Our primary applications focus on integrating battery storage solutions with: (1) renewable energy systems that are connected to the utility power grid; (2) renewable energy systems that are not connected to the utility power grid; (3) storage systems utilized to relieve congestion; and (4) storage systems to assist C&I customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets.

We offer an innovative Znyth™ technology BESS designed to provide the operating flexibility to manage increased grid complexity and price volatility resulting from an overall increase in renewable energy generation and a congested grid coming from an increase in electricity demand growth. Our BESS is a validated chemistry with accessible non-precious earth components in a durable design that is intended to deliver results in extreme temperatures and conditions. The system is designed to be safe, flexible, scalable, sustainable and manufactured in the United States using raw materials primarily sourced in the United States. The Company’s Z3™ battery module is the core of its innovative systems. We believe the Z3 battery module is the only U.S. designed and manufactured battery module that today provides utilities, independent power producers, renewables developers and C&I customers with an alternative to lithium-ion and lead-acid monopolar batteries for critical 3- to 12-hour or longer discharge duration applications. We believe the Z3 battery is transforming how utility, industrial and commercial customers store power. In addition to its BESS, we currently offer: (a) a BMS which provides a remote asset monitoring capability and service to track the performance and health of our BESS and to proactively identify future system performance issues through predictive analytics; (b) project management services to ensure the process of implementing our BESS are coordinated in conjunction with the customer’s overall project plans; (c) commissioning services that ensure the customer’s installation of the BESS meets the performance expected by the customer; and (d) long-term maintenance plans to maintain optimal operating performance of our systems. We have a manufacturing facility in Turtle Creek, Pennsylvania to produce DC energy blocks with an integrated BMS. Our primary market is North America.

Corporate Information

We were incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. In connection with its business combination on November 16, 2020, we changed our name to Eos Energy Enterprises, Inc.

Additional Information

The mailing address of our principal executive office is 3920 Park Avenue, Edison, NJ 08820, and our phone number is (732) 225-8400. Our corporate website address is https://www.eose.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only, and are not hyperlinks.

Risk Factors

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent annual report on Form 10-K, and in any updates to those risk factors in our quarterly reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

Use of Proceeds

We will receive proceeds from the issuance and sale of our common stock, preferred stock, debt securities, warrants or units and from the exercise of any warrants. Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

Description of Capital Stock

The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and amended and restated bylaws. These documents are filed as exhibits and incorporated by reference into the registration statement of which this prospectus forms a part.

Our certificate of incorporation authorizes the issuance of 601,000,000 shares of capital stock, consisting of (x) 600,000,000 authorized shares of Common Stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of May 6, 2025, there were 227,591,165 shares of Common Stock outstanding. As of May 6, 2025, 59 shares of preferred stock were designated as Series A-1 Preferred Stock, none of which are outstanding; 7 shares of preferred stock were designated as Series A-2 Preferred Stock, none of which are outstanding; 31.940063 shares of preferred stock were designated as Series B-1 Preferred Stock, all of which are outstanding; 28.806463 shares of preferred stock were designated as Series B-2 Preferred Stock, all of which are outstanding; 38.259864 shares of preferred stock were designated as Series B-3 Preferred Stock, all of which are outstanding and 16.150528 shares of preferred stock were designated as Series B-4 Preferred Stock, all of which are outstanding. There is no cumulative voting with respect to the election of directors.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors (the “Board”) in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of our debts and other liabilities.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to Common Stock.

Election of Directors

The Board is divided into three (3) classes with only one class of directors being elected in each year and each class serving a three (3) year term. The directors hold their office for a term of three (3) years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Series A-1 Preferred Stock

On June 21, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A-1 Non-Voting Non-Convertible Preferred Stock (the “Series A-1 Certificate of Designation”) and issued 59 shares of Series A-1 Preferred Stock to satisfy the terms of the Credit Agreement. Under the terms of the Series A-1 Certificate of Designation, each share of Series A-1 Preferred Stock had an original issue price of $455,822.59 and such shares had a liquidation value, payable with the Common Stock, as if such shares were convertible into an aggregate of 31,940,063 shares of Common Stock, subject to adjustment. The Series A-1 Preferred Stock was non-voting and non-convertible into Common Stock. Holders of the Series A-1 Preferred Stock were entitled to receive dividends or distributions on each share of Series A-1 Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock, multiplied by the number of shares of Common Stock represented by the Series A-1 Preferred Stock Liquidation Value (as defined in the Series A-1 Certificate of Designation). The 59 shares of Series A-1 Preferred Stock issued to CCM Denali Equity Holdings, LP converted into shares of Series B-1 Preferred Stock on September 12, 2024. The foregoing summary of the terms of the Series A-1 Preferred Stock is qualified in its entirety by the Series A-1 Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series A-2 Preferred Stock

On August 29, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A-2 Non-Voting Non-Convertible Preferred Stock (the “Series A-2 Certificate of Designation”). Under the terms of the Series A-2 Certificate of Designation, each share of Series A-2 Preferred Stock had an original issue price of $9,555,515.30 and such shares had a liquidation value, payable pari passu with the Common Stock, as if such shares were convertible into an aggregate of 28,806,463 shares of Common Stock, subject to adjustment. The Series A-2 Preferred Stock was non-voting and non-convertible into Common Stock. Holders of the Series A-2 Preferred Stock were entitled to receive dividends or distributions on each share of Series A-2 Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock, multiplied by the number of shares of Common Stock represented by the Series A-2 Preferred Stock Liquidation Value (as defined in the Series A-2 Certificate of Designation). The Series A-2 Preferred Stock terms were substantially identical to the Series A-1 Preferred Stock. On August 29, 2024, pursuant to the terms and conditions of the Credit Agreement, the Applicable Percentage (as defined in the Credit Agreement) increased by 4.9%, and as a result we issued to CCM Denali Equity Holdings, LP 7 shares of Series A-2 Preferred Stock. On September 12, 2024, the 7 shares of Series A-2 Preferred Stock issued to CCM Denali Equity Holdings, LP converted into shares of Series B-2 Preferred Stock. The foregoing summary of the terms of the Series A-2 Preferred Stock is qualified in its entirety by the Series A-2 Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series B Preferred Stock

On September 11, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-1 Non-Voting Convertible Preferred Stock (the “Series B-1 Certificate of Designation”) and the Certificate of Designation of Series B-2 Non-Voting Convertible Preferred Stock (the “Series B-2 Certificate of Designation”). On November 1, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-3 Non-Voting Convertible Preferred Stock (the “Series B-3 Certificate of Designation”). On January 24, 2025, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-4 Non-Voting Convertible Preferred Stock (the “Series B-4 Certificate of Designation”). Each share of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock (collectively, the “Series B Preferred Stock”) has a par value of $0.0001 per share. The table below summarizes our outstanding Series B Preferred Stock as of May 6, 2025.

Series Issuance Date		Shares Issued	Original Issue Price Per Share	Shares Outstanding	Common Stock Equivalent
Series B-1 Preferred Stock	9/12/2024	31.940063	841,999.99	31.940063	31,940,063
Series B-2 Preferred Stock	9/12/2024	28.806463	2,322,000	28.806463	28,806,463
Series B-3 Preferred Stock	11/1/2024	38.259864	3,358,000	38.259864	38,259,864
Series B-4 Preferred Stock	1/24/2025	16.150528	5,990,000	16.150528	16,150,528

Conversion Rights

The Series B Preferred Stock is convertible into Common Stock at a conversion ratio of 1.0 million shares of Common Stock per share of Series B Preferred Stock (“Conversion Ratio”). The Conversion Ratio is subject to antidilution protection that is triggered if we issue equity for a price per share that is less than the conversion price then in effect, subject to certain exceptions.

Dividends

Holders of the Series B Preferred Stock are entitled to receive dividends or distributions on each share of Series B Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock on an as-converted basis.

Appointment of Directors

At all times when the holders of the Series B Preferred Stock beneficially own at least 10%, 15% or 30% of our capital stock, the holders of the Series B Preferred Stock, exclusively and voting together as a separate class, will have the right to appoint a maximum of 1, 2 or 3 directors to the Board, respectively. At all times when the holders of the Series B Preferred Stock beneficially own at least 40% of our capital stock, the holders of the Series B Preferred Stock, exclusively and voting together as a separate class, will have the right to nominate and designate a fourth director, who shall be designated by the Board or the nominating committee of the Board to a class of common directors and thereafter stand for election as a common director on the Board. The holders of the Series B Preferred Stock will have the right to nominate a fourth director to the Board only if such appointment does not result in a change of control under our governing documents or violate any applicable laws, including requirements of the SEC and Nasdaq, and any such fourth director appointment shall be subject to and conditioned upon compliance by the holders of the Series B Preferred Stock with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, including the submission of any required filings and the expiration or termination of any applicable waiting periods.

Preemptive Rights

The certificates of designations for the Series B Preferred Stock contain customary preemptive rights that permit the holders of Series B Preferred Stock to participate in certain of our future equity offerings.

Rights to Distributions Upon Liquidation of the Company

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive distribution of any of our assets or surplus funds pro rata with the holders of the Common Stock and any other holders of our preferred stock issued pursuant to our Securities Purchase Agreement (the “Purchase Agreement”) with CCM Denali Equity Holdings, LP and the Credit Agreement, including the Series B Preferred Stock, in an amount equal to such amount per share as would have been payable had all shares of Series B Preferred Stock been converted to Common Stock.

Protective Provisions

We are prohibited from taking certain actions that could adversely affect the rights of the Series B Preferred Stock without the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock until the later of (i) such time when the holders of Series B Preferred Stock shall no longer beneficially own at least 5% of our outstanding capital stock and (ii) June 21, 2029, in the case of the Series B-1 Preferred Stock, August 29, 2029, in the case of the Series B-2 Preferred Stock, November 1, 2029, in the case of the Series B-3 Preferred Stock, or January 24, 2030, in the case of the Series B-4 Preferred Stock.

Redemption Rights

At any time after June 21, 2029, in the case of the Series B-1 Preferred Stock, August 29, 2029, in the case of the Series B-2 Preferred Stock, November 1, 2029, in the case of the Series B-3 Preferred Stock or January 24, 2030, in the case of the Series B-4 Preferred Stock, the outstanding shares of Series B Preferred Stock held by any holder become redeemable for cash at the redemption price. The redemption price will be an amount per share equal to the greater of (i) $841,999.99 for the Series B-1 Preferred Stock, $2,322,000 for the Series B-2 Preferred Stock, $3,358,000 for the Series B-3 Preferred Stock or $5,990,000 for the Series B-4 Preferred Stock, as applicable, plus all accrued and unpaid dividends thereon, up to and including the date of redemption and (ii) the number of shares of Common Stock issuable upon conversion of the applicable Series B Preferred Stock multiplied by the average of the closing sale price of the Common Stock for the five (5) business days immediately prior to the date of redemption plus all accrued and unpaid dividends thereon, up to and including the date of redemption.

The foregoing summary of the terms of the Series B Preferred Stock is qualified in its entirety by the terms of the respective Series B Certificate of Designation, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Certain Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

The certificate of incorporation, bylaws and the Delaware General Corporation Law, or DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued Common Stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

We, in our certificate of incorporation, have expressly elected not to be governed by Section 203 of the DGCL, and thus the restrictions on business combinations contained in Section 203 of the DGCL do not apply to the Corporation.

Classified Board of Directors

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Securities Exchange

Our Common Stock is listed on Nasdaq under the symbol “EOSE”.

Description of Debt Securities

We may issue debt securities, which may be secured or unsecured and may be exchangeable for and/or convertible into other securities, including our ordinary shares. The debt securities will be issued under one or more separate indentures between us and a designated trustee. The terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other securities, and the material terms of the indenture will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will set forth, to the extent required and as applicable, the following terms (non-exhaustive) of the debt securities in respect of which the prospectus supplement is delivered:

●	the title of the series;

●	the aggregate principal amount;

●	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

●	any limit on the aggregate principal amount;

●	the date or dates on which principal is payable;

●	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

●	the date or dates on which interest, if any, will be payable and any regular record date for the interest payable;

●	the place or places where principal and, if applicable, premium and interest, is payable;

●	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

●	the denominations in which such debt securities may be issuable, if other than denomination of $1,000 or any integral multiple of that number;

●	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

●	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

●	the currency of denomination;

●	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

●	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

●	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

●	the provisions, if any, relating to any collateral provided for such debt securities;

●	any events of default;

●	the terms and conditions, if any, for conversion into or exchange for ordinary shares;

●	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

●	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

Description of Warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

●	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	if applicable, a discussion of any material United States Federal income tax considerations; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:

●	the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units;

●	if applicable, a discussion of any material United States Federal income tax considerations; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Plan of Distribution

We are registering the offer and sale from time to time by us of our common stock, preferred stock, debt securities, warrants or units in one or more offerings.

We will receive proceeds from the issuance and sale of our common stock, preferred stock, debt securities, warrants or units. We will pay any underwriting discounts and commissions and expenses incurred by us in connection with the sale of securities by us.

We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities to be offered and sold by us covered by this prospectus may be offered and sold from time to time.

Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. We reserve the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. We and any of its permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

We may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq;

●	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

●	at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

There can be no assurance that we will sell all or any of the securities offered by this prospectus. In addition, we may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. We have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if we or they deem the purchase price to be unsatisfactory at any particular time.

With respect to a particular offering of the securities by us, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the selling securityholders, if applicable;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from us.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common stock is listed on the Nasdaq under the symbol “EOSE.”

We may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

In effecting sales, broker-dealers or agents engaged by us may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from us in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

The underwriters, broker-dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Agents, broker-dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Legal Matters

Davis Polk & Wardwell LLP has passed upon the validity of the securities of the Company offered by this prospectus.  Any underwriters, dealers or agents will be advised by their own legal counsel concerning matters relating to any offering.

Experts

The financial statements of Eos Energy Enterprises, Inc., incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.